Exhibit 99.1

Rein Therapeutics Reports First Quarter 2025 Financial Results and Provides Business Update

RENEW Phase 2 trial evaluating the safety, tolerability, and efficacy of LTI-03 in idiopathic pulmonary fibrosis (IPF) initiated with topline interim data expected in the first half of 2026

Two abstracts accepted to the American Thoracic Society (ATS) 2025 International Conference

Cash runway extended following previously announced warrant transactions and private placement

AUSTIN, Texas, May 15, 2025 (PR Newswire)—Rein Therapeutics (“Rein”) (NASDAQ: RNTX), a biopharmaceutical company advancing a novel pipeline of first-in-class medicines to address significant unmet medical needs in orphan pulmonary and fibrosis indications, today reported financial results for the first quarter ended March 31, 2025 and provided a business update.

“Rein has completed a multitude of key accomplishments since the beginning of the year, and we are particularly excited to have initiated the Phase 2 RENEW trial of LTI-03 in patients with IPF,” said Brian Windsor, Ph.D., President and Chief Executive Officer of Rein Therapeutics. “We have taken several strategic steps to prepare for this trial. Our LTI-03 program continues to evolve as we entered into a collaboration with Qureight to bring cutting-edge technology to our imaging and data analysis and obtained patents covering our novel formulation and administration methods. We are committed to continuing this momentum of execution and we look forward to advancing the RENEW trial and sharing topline interim data, which is expected in the first half of next year.”

Recent Clinical and Corporate Highlights and Upcoming Milestones

Clinical Updates

•

In May 2025, the Company initiated the RENEW Phase 2 trial of LTI-03 in idiopathic pulmonary fibrosis (IPF), with screening and recruitment of patients underway. The RENEW trial is a multi-center, randomized, double-blind, placebo-controlled study evaluating the safety, tolerability, and efficacy of LTI-03 in patients with IPF. The trial is designed to enroll approximately 120 patients randomized into two cohorts to receive either low dose (2.5 mg BID) or high dose (5 mg BID) of LTI-03 or placebo. Topline interim data from this trial is expected in the first half of 2026.

•

In April 2025, Rein announced a collaboration with Qureight Ltd to integrate Qureight’s deep-learning AI image analysis into the Phase 2 RENEW trial of LTI-03, to allow for a more detailed examination of LTI-03’s potential ability to simultaneously modulate pro-fibrotic activity and to protect critical alveolar epithelial cells.

•

Rein was granted two patents covering the novel formulation and administration methods of dry powder LTI-03 for the treatment of respiratory diseases. U.S. Patent No. 12,280,088 and U.S. Patent No. 12,280,089, both titled, “Dry Powder Formulation of Caveolin-1 Peptides and Methods of Use Thereof”, were issued by the U.S. Patent and Trademark Office (USPTO) on April 22, 2025.

•

In April 2025, Rein also announced a publication in the peer-reviewed journal, Biomedicines, highlighting the therapeutic potential of Caveolin-1-related peptide LTI-2355 in IPF and post-acute sequelae of COVID fibrosis (PASC-F). LTI-2355 was seen to improve the phagocytic, or anti-infective, activity of both IPF and PASC-F myeloid cells compared with control peptide-treated cells, which coincided with decreasing pro-inflammatory and pro-fibrotic synthetic activity of the diseased cells.

•	The Company and its collaborators will present two posters at the upcoming American Thoracic Society (ATS) 2025 International Conference in May 2025. Poster details include:

•

Presentation Title: Pre-clinical Proof-of-concept of Anti-fibrotic Activity of Caveolin-1 Scaffolding Domain Peptide LTI-03 in Ex Vivo Precision Cut Lung Slices from Patients with Idiopathic Pulmonary Fibrosis

•	Poster #: P1422

•	Session: B74 Advanced Models and Molecular Signatures for Understanding and Treating Pulmonary Fibrosis

•	Date & Time: Monday, May 19, 2025, at 11:30 AM PT/2:30 PM ET

•	Presentation Title: Evaluating Alveolar Regenerative Properties of Caveolin Scaffolding Peptides (CSD) in Three Dimensional (3D) Alveolospheres from IPF and Normal Donor Lung Samples

•	Poster #: P1463

•	Session: B75 Targeting Cellular Senescence, Immune Dysregulation, and Metabolism in Lung Injury and Fibrosis

•	Date & Time: Monday, May 19, 2025, at 11:30 AM PT/2:30 PM ET

Corporate Updates

•

In January 2025, the Company rebranded to Rein Therapeutics, Inc. from Aileron Therapeutics, Inc., and the Company’s common stock began trading under the Nasdaq ticker symbol “RNTX” on January 13, 2025.

•

In April 2025, Rein completed warrant exercise and exchange transactions with certain holders of its outstanding warrants, as well as a simultaneous private placement with an entity affiliated with Bios Equity Partners, LP (together the “April 2025 Transactions”). The Company received aggregate gross proceeds of approximately $5.28 million from the April 2025 Transactions.

First Quarter 2025 Financial Results

•

Cash Position: Cash and cash equivalents as of March 31, 2025, were $7.4 million, compared to $12.9 million as of December 31, 2024. Based on the Company’s current operating plan, the Company believes that its cash and cash equivalents as of March 31, 2025, together with the proceeds raised in the April 2025 Transactions, will enable the Company to fund its planned operating expense and capital expenditure requirements through September 2025.

•

Research and Development (R&D) Expenses: R&D expenses for the quarter ended March 31, 2025, were $3.1 million, compared to $3.5 million for the quarter ended March 31, 2024. The decrease of $0.4 million was primarily due to the temporary delay of further clinical development of LTI-01. During the three months ended March 31, 2025, the Company spent $1.3 million on clinical trials, $0.9 million on manufacturing, $0.6 million on employee and related expenses, and $0.2 million on regulatory and development consulting.

•

General and Administrative (G&A) Expenses: G&A expenses for the quarter ended March 31, 2025, were $2.5 million, compared to $3.7 million for the quarter ended March 31, 2024. The decrease of $1.2 million was primarily due to decreased professional fees of $0.9 million as a result of a decrease in legal expense, and decreased employee and related expenses of $0.3 million as a result of employee turnovers in 2024.

•

Net Loss: Net loss for the quarter ended March 31, 2025, was $5.5 million, compared to $7.1 million for the quarter ended March 31, 2024. The basic and diluted net loss per share for the quarter ended March 31, 2025, was $0.25, compared to $0.86 for the quarter ended March 31, 2024.

About Rein Therapeutics

Rein Therapeutics is a clinical-stage biopharmaceutical company advancing a novel pipeline of first-in-class therapies to address significant unmet medical needs in orphan pulmonary and fibrosis indications. Rein’s lead product candidate, LTI-03, is a novel, synthetic peptide with a dual mechanism targeting alveolar epithelial cell survival as well as inhibition of profibrotic signaling. LTI-03 has received Orphan Drug Designation in the U.S. A Phase 2 clinical trial of LTI-03 for the treatment of idiopathic pulmonary fibrosis was initiated in May 2025. Rein’s second product candidate, LTI-01, is a proenzyme that has completed Phase 1b and Phase 2a clinical trials for the treatment of loculated pleural effusions. LTI-01 has received Orphan Drug Designation in the U.S. and E.U. and Fast Track Designation in the U.S. For more information, please visit the company’s website at reintx.com, or follow them on LinkedIn and X.

Forward-Looking Statements

This press release may contain forward-looking statements of Rein Therapeutics, Inc. (“Rein”, the “Company”, “we”, “our” or “us”) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to: the RENEW Phase 2 clinical trial of LTI-03, including with respect to the timing of the trial and the assumption that the Company will raise the funds necessary to conduct the trial; the sufficiency of the Company’s cash resources for the period anticipated; and future expectations, plans and prospects for the Company. We use words such as “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “can,” “could,” “should,” “continue,” and other words and terms of similar meaning to help identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties related to: the ability of the Company to obtain the cash resources to fund the RENEW Phase 2 trial through its completion and the Company’s operations for the anticipated periods and the Company’s ability to manage unplanned cash requirements; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors, including risks inherent in pharmaceutical research and development, such as adverse results in the Company’s drug discovery, preclinical and clinical development activities; the risk that the results of preclinical studies and early clinical trials may not be replicated in later clinical trials, including in the RENEW Phase 2 trial, or that partial results of a trial will be indicative of the full results of the trial; the Company’s ability to enroll patients in its clinical trials; and the risk that any of its clinical trials may not commence, continue or be completed on time, or at all; the Company’s ability to successfully integrate Qureight’s deep-learning platform into the RENEW Phase 2 trial; decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies with respect to our development candidates; as well as the risks and uncertainties discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the United States Securities and Exchange Commission (the “SEC”) and in subsequent filings that the Company files with the SEC. These forward-looking statements should not be relied upon as representing the Company’s view as of any date after the date of this press release, and we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Rein Investor Relations & Media Contact:

Argot Partners

rein@argotpartners.com

212-600-1902

REIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$7,428	$12,865
Prepaid expenses and other current assets	903	792

Total current assets	8,331	13,657
Property and equipment, net	1	1
Goodwill	6,330	6,330
Intangible assets	42,200	42,200
Other non-current assets	766	2

Total assets	$57,628	$62,190

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,149	$911
Accrued expenses and other current liabilities	4,828	4,838

Total current liabilities	5,977	5,749
Deferred tax liability	1,772	1,772
Other long-term liability	—	277

Total liabilities	7,749	7,798

Commitments and contingencies (Note 13)
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at March 31, 2025 and at December 31, 2024; 24,610 shares issued and 12,232 shares outstanding at March 31, 2025 and at December 31, 2024	45,005	45,005
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at March 31, 2025 and at December 31, 2024; 22,005,317 shares and 21,666,012 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	108	108
Additional paid-in capital	361,699	360,697
Accumulated other comprehensive loss	(32)	(18)
Accumulated deficit	(356,901)	(351,400)

Total liabilities, convertible preferred stock and stockholders’ equity	$57,628	$62,190

REIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$—	$—

Operating expenses:
Research and development	3,054	3,463
General and administrative	2,555	3,742

Total operating expenses	5,609	7,205

Loss from operations	(5,609)	(7,205)
Other income, net	108	92

Net loss	$(5,501)	$(7,113)

Net loss per share - basic and diluted	$(0.25)	$(0.86)

Weighted average common shares outstanding - basic and diluted	21,915,891	8,301,798

Comprehensive loss:
Net loss	$(5,501)	$(7,113)
Other comprehensive gain:
Unrealized gain on investments, net of tax of $0	(45)	—

Foreign currency translation adjustments	31	—

Total other comprehensive gain	(14)	—

Total comprehensive loss	$(5,515)	$(7,113)

REIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,501)	$(7,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	—	59
Stock-based compensation expense	264	150
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(125)	185
Other assets	(764)	1,301
Accounts payable	238	966
Operating lease liabilities	—	(48)
Accrued expenses and other current liabilities	(10)	(771)
Other long-term liabilities	(277)	—

Net cash used in operating activities	(6,175)	(5,271)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	737	—
Proceeds from issuance of common stock in connection with stock option exercises	1	—

Net cash provided by financing activities	738	—

Net decrease in cash, cash equivalents and restricted cash	(5,437)	(5,271)
Cash, cash equivalents and restricted cash at beginning of period	12,865	17,338

Cash, cash equivalents and restricted cash at end of period	$7,428	$12,067

Cash and cash equivalents at end of period	$7,428	$12,042
Restricted cash at end of period	—	25

Cash, cash equivalents and restricted cash at end of period	$7,428	$12,067

Supplemental disclosure of non-cash investing and financing activities:
Conversion of Series X non-voting convertible preferred stock into common stock shares	$—	$44,826